Exhibit 3.5

ARTICLES OF AMENDMENT

OF

ZILLOW, INC.

Pursuant to RCW 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

1. The name of the corporation is Zillow, Inc.

2. The Amended and Restated Articles of Incorporation of the corporation are amended as follows:

(a) Article 2. Shares, is hereby amended to amend the name of the Common Stock (and not the Class B Common Stock or the Class C Common Stock) to “Class A Common Stock” and, accordingly, to change each reference in Article 2 to “Common Stock” (and not to the Class B Common Stock or the Class C Common Stock) to instead state “Class A Common Stock”.

(b) Section 2.1 of Article 2 is hereby further amended to add the following subsection (c) at the end thereof:

“(c) Reverse Stock Split. Upon effectiveness of these Articles of Amendment,

(i) every 3.38 outstanding shares of the corporation’s Class A Common Stock shall be combined and reclassified into one share of Class A Common Stock, par value $0.0001 per share, of the corporation,

(ii) every 3.38 outstanding shares of the corporation’s Class B Common Stock shall be combined and reclassified into one share of Class B Common Stock, par value $0.0001 per share, of the corporation, and

(iii) every 3.38 outstanding shares of the corporation’s Class C Common Stock shall be combined and reclassified into one share of Class C Common Stock, par value $0.0001 per share, of the corporation,

thereby giving effect to a 3.38-to-one reverse stock split (the “Reverse Split”). No fractional shares shall be issued in the Reverse Split; instead, any shareholder who would otherwise be entitled to a fractional share shall receive in lieu of such fractional share a cash payment equal to the value of such fraction (based on the per share value as determined by the Board of Directors in good faith.) The total number of shares which this corporation is authorized to issue and the total number shares of any class or series of shares that this corporation shall have authority to issue shall not be effected by the Reverse Split and shall remain as set forth in Section 2.1(a) of this Article 2.”

3. The date of the adoption of the amendments by the shareholders of the corporation is _______________, 2011.

4. The amendments were duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

5. These Articles of Amendment shall be effective at _____ _.M., Pacific time, on _______________, 2011.

[Signature page follows.]

These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED: _______________, 2011

ZILLOW, INC.

By:
Kathleen Philips, Corporate Secretary